Exhibit 4.44

STATEMENT OF WORK

This Statement of Work is issued pursuant to, and forms part of the Master Services Agreement between nib and the Supplier with a Start Date of 1 October 2021 (Agreement).

Engagement	Provision of the “Well with nib” and “Well with GU” (Apps) and support services hosted within the current CMD managed environment
Engagement outcomes	The provision of Apps and services, in operation as at 30 September 2021, in the CMD managed environment.
Engagement Commencement Date	1 October 2022
Engagement Termination Date	30 September 2023
Services

The Supplier will provide the Apps and support services within the CMD managed environment. The Supplier is responsible for delivering the functionality as described below, and ensuring the Apps are fit for purpose as described.

The Apps provide members with access to a range of features to empower them to proactively manage their health.

The Apps were built and are maintained by the Supplier, with AWS infrastructure currently hosting the applications, managed by CMD, at an additional expense to meet nib cyber security and risk standards, this includes but is not limited to monitoring and alerting, auditing, identify and access management.

The Apps include the following functionalities:

●    App store presence – iOS and Google Play Store

●    Ability to log into App via nib SSO Auth

●    A rage of surveys including HRA5, HRA25 and motivation questions, with members prompted every 6 months to complete

●    Wellbeing score based on HRA information completed

●    Personalised dimension, with recommendation stemming from HRA, and ability to change focus

●    Ability to link and sync a wearable device including Garmin, Fitbit, Apple health and Google Fit apps

●    Ability to capture biometric data

●    A Dashboard, personalised to the members chosen health focus

●    Ability to track/enter mind, nutrition and activity daily

●    Ability to read health content and information including TCU articles and health bytes, including updating library (tagged and provided by nib)

●    Access to client administration portal access and operated by nib

●    Ability to schedule content and notification via global admin, accessed and operated by wellteq

●    Ability to save content to personal health library via global admin

●    Personalisation engine enabling content to be personalised based on member focus area

●    Notification rules engine enabling the schedule for nib and GU notifications including time of day, volumes and push notificationsz

●    Management of Tealium events

●    Management of Rewards events, including being assigned to loyalty tiers

●    Ability to link to Rewards store. Reward store not managed by wellteq.

●    Support and troubleshooting service desk with support

●    9 Data feeds landing in nib Snowflake with clear documentation schema regarding readability/glossary

●    Ability to identify corporate group for future personalisation via GU SSO (GU)

●    Ability to personalise content based on corporate group (GU)

●    Ability to upload a profile picture

●    Ability to update T’s and C’s

●    Ability to delete a member to adhere to GDPR requirements

In addition the existing functionalities, additional support services are required for:

●    Ongoing Application support i.e. bug fixes, data issues

●    Member enquiries and troubleshooting

●    Update content library with new tagged content. Content provided by nib.

Professional Services	● Monitoring of infrastructure performance and capacity across all environments ● Acceptance testing on operational or functional test prior to application releases
Service Level Requirements

The Supplier must comply with the Service Level Requirements set out in the table below.

Operational SLA rankings and support timings

●    All P1 and P2 escalations must be submitted d by phone to the COO to ensure proper escalation. A Service incident report should be provided summarising the incident including date, trigger for investigation, escalation path, categorisation, details and remediation, outcome, review and prevent measures.

●    Support provided to nib will be during wellteq business dates and during business hours.

●    Guaranteed service uptime of 99.9%, excluding an necessary pre planned maintenance windows the are necessary to ensure security and performance of the platform or changes at the request of nib.

●    Data backup frequency - daily

Schedule of Charges

1.   User Charges

nib is charged for all Users per the table below. For the purposes of the charges, a User is an Engaged User or a Dormant User.

The Pre-Purchase cost is payable in advance each anniversary of the Statement of Work. The Block Pricing is applicable and payable monthly until the anniversary of the Statement of Work, when additional Users are engaged in the App.

User Engagement Definitions:

Engaged User – A user who has logged in within the last 90 days and engaged with content, earned points, added activity or completed an action with the application. Platform access: continues.

Dormant User – A user who has not logged in within the last 90 days, however, is still updating their activity tracking device which is being synced into the well with nib or well with GU application. Platform access: continues.

Disengaged User – A user who has not logged in within the last 90 days and has not added any activity from a device. This user will be removed from the platform and rewards points will expire. Platform access: removed. Note: no User will be determined Disengaged until the Parties agree the technology has the functionality to identify this User classification.

2. Hosting Costs
	Item	Monthly Fee
	AWS	AWS Hosting – direct pass through
	Wellteq Management Fee	30% of AWS Hosting invoice
	CMD Dev Sec Ops Service	$3,000 + 30% of AWS Hosting invoice
	Wellteq Account Management	$5,000

3. Rate Card The Rate Card included in the Master Services Agreement is applicable to this Statement of Work.
Delivery Date(s)	Any key milestones (after entering into the Statement of Work) ● None
Delivery Point(s)	Not applicable
Date for Completion	Not applicable

Special Conditions

All data must be stored and processed in Australia.

The development and inclusion of further services, such as Microservices are subject to separate Statements of Work.

This contract period will be re-baselined to commence at 5k users

SIGNED for and on behalf of nib by:	SIGNED for and on behalf of the Supplier by:

Signature	Signature	/s/ Jeames Gillett
Name	Name	Jeames Gillett
Position	Position	COO
Date:	Date:	09/29/2022

4